Exhibit 99.1

The J. M. Smucker Company to Acquire Ainsworth Pet Nutrition, LLC, Maker of Rachael RayTM

Nutrish® Pet Food; Company to Explore Strategic Options for U.S. Baking Business

•	Reflects continued execution of the Company’s strategic roadmap, including prioritization of key growth categories

•	Ainsworth acquisition strengthens current pet food portfolio with addition of high-growth, on-trend brand

•	Acquisition significantly expands presence in fast-growing premium pet food category

•	Annual cost synergies of $55 million expected within first three years after acquisition

ORRVILLE, Ohio, April 4, 2018 – The J. M. Smucker Company (NYSE: SJM) (“Company”) announced today the signing of a definitive agreement to acquire Ainsworth Pet Nutrition, LLC (“Ainsworth”) in a transaction valued at approximately $1.7 billion, after an estimated tax benefit of $200 million. The Company also announced today it will explore strategic options for its U.S. baking business, including a potential sale.

Proposed Acquisition of Ainsworth Pet Nutrition, LLC

Ainsworth is a leading producer, distributor, and marketer of premium pet food and pet snacks, predominately within the United States. Approximately two-thirds of Ainsworth’s sales are generated by its Rachael RayTM Nutrish® brand (“Nutrish”), which is driving significant growth in the premium pet food category. Ainsworth also sells pet food and pet snacks under several additional branded and private label trademarks.

Strategic Rationale

Benefits of the transaction are expected to include the following:

•	Pet food and pet snacks has become the largest center-of-the-store category in the U.S. Food and Beverage market, generating over $30 billion in annual retail sales across all channels, and remains one of the fastest-growing categories. This acquisition and the addition of the high-growth Nutrish brand will increase the scale and further accelerate the growth profile of the Company’s pet food business.

•	Nutrish holds a leading position and is one of the fastest-growing brands in the premium dry dog food segment within the grocery and mass channels, a key growth driver for the overall category. The addition of Nutrish to the Company’s portfolio will significantly expand the Company’s presence in this area, complementing the Company’s Nature’s Recipe® brand.

•	The transaction further strengthens the Company’s position in dog snacks with the presence of Nutrish in fast-growth segments, including natural meats and long-lasting chews.

•	While Nutrish has a relatively smaller presence in premium cat food, the brand is well-positioned for significant growth in this segment. This will help accelerate opportunities in the Company’s current pet food portfolio.

Executive Comments

“Ainsworth Pet Nutrition is an excellent strategic fit for our Company, as the Rachael RayTM Nutrish® brand adds another high-growth, on-trend brand to our pet food portfolio,” said Mark Smucker, Chief Executive Officer. “Their team has done a tremendous job growing this business, building Nutrish into one of the most recognizable premium pet food brands in the United States. We look forward to working with the talented Ainsworth team, as we know their passion for pets runs as deep as ours.”

“Smucker’s decision to acquire Ainsworth Pet Nutrition validates the power of the Ainsworth company mission,” said Jeff Watters, President & CEO of Ainsworth. “At Ainsworth, our goal has been to improve the lives of pet families everywhere by making high quality pet food accessible to all pet parents. This single-minded focus has resonated with consumers and will continue to resonate under Smucker leadership.”

“After five generations, our family, in partnership with L Catterton, made the decision to sell Ainsworth Pet Nutrition to The J. M. Smucker Company,” said Sean Lang, Executive Chairman of Ainsworth. “We took great care to find the right home for our brands and our people, to whom we are so grateful. The J. M. Smucker Company, also a fifth-generation family company, is led by a like-minded family to our own. We expect the combined horsepower of these pet care organizations to achieve great things.”

“It has been an important goal of mine to help create pet food with the same care I use when creating my recipes, as well as a brand that has been able to donate over $27 million to help animals in need,” said Rachael Ray. “So I am pleased that The J. M. Smucker Company is committed not only to maintaining the high quality of the Nutrish brand, but continuing the philanthropic efforts of the brand through donations to The Rachael Ray Foundation, which helps those animals that are less fortunate than our own.”

Financial Impact

The Company anticipates the acquired business to contribute net sales of approximately $800 million in the first full year after closing the transaction.

Annual cost synergies of approximately $55 million are expected to be fully realized within three years after closing, with approximately $25 million anticipated in the first year. After giving effect to the first year of synergies, the Company expects the acquired business to generate earnings before interest, taxes, depreciation, and amortization (“EBITDA”) of approximately $110 million in the first full year after closing the transaction, excluding one-time costs, and contribute approximately $0.25 of accretion to the Company’s adjusted earnings per share.

Transaction Details

The all-cash transaction, which the Company will fund with debt, is valued at $1.9 billion, prior to an expected tax benefit related to the acquisition with a present value of approximately $200 million. After factoring in the estimated tax benefit and anticipated annual cost synergies of $55 million, the purchase price represents a multiple of approximately 12 times EBITDA.

Ainsworth is a privately-held company headquartered in Meadville, Pennsylvania. In addition to its headquarters, the transaction includes two manufacturing facilities owned by Ainsworth, which are located in Meadville, Pennsylvania and Frontenac, Kansas, and a leased distribution facility in Greenville, Pennsylvania. The Company anticipates that over 700 Ainsworth employees will join the Company in conjunction with the transaction. Ainsworth operates two additional manufacturing facilities that are primarily used to provide contract manufacturing services to third-party pet food distributors. Those facilities and the associated business are not included in this transaction.

The Company expects to incur approximately $50 million in one-time costs related to the acquisition, the majority of which are expected to be cash charges. Approximately two-thirds of the one-time costs are expected to be recognized in the first year after the closing of the transaction.

The transaction is expected to close early in the Company’s fiscal year beginning May 1, 2018, subject to customary closing conditions including receipt of required regulatory approvals.

Bank of America Merrill Lynch provided committed financing for the Ainsworth transaction.

Strategic Review of the Company’s U.S. Baking Business

The Company is reviewing strategic options, including a potential divestiture, for its U.S. baking business that primarily encompasses products sold in U.S. retail channels under the Pillsbury®, Martha White®, Hungry Jack®, White Lily®, and Jim Dandy® brands, along with all relevant trademarks and licensing agreements, and the Company’s manufacturing facility in Toledo, Ohio. The Company holds a 20-year, perpetually renewable, royalty-free license for the use of the Pillsbury® brand name and related trademarks, which is transferable at the Company’s discretion. The Company’s baking business in Canada, which consists of products primarily sold under the Carnation®, Eagle Brand®, Five Roses®, Golden Temple®, and Robin Hood®    brands, is excluded from this review.

The Company’s U.S. baking brands are expected to generate net sales of approximately $370 million for the Company’s fiscal year ending April 30, 2018, and are primarily reported in the Company’s U.S. Retail Consumer Foods segment. The review is expected to be completed by the end of the first quarter of the Company’s 2019 fiscal year.

“We regularly review our portfolio to ensure it aligns with our strategic priorities,” said Mark Smucker. “Pillsbury®, Hungry Jack®, and Martha White® remain iconic brands, and this well-run business has been a solid contributor to our financial performance over the years. However, our current strategic priorities include an increased emphasis and allocation of resources toward growing our coffee, pet, and snacking food businesses.”

There can be no assurance that the Company’s exploration of strategic options will result in any transaction or other action by the Company, or the timing thereof. The Company does not intend to comment on or provide updates regarding these matters unless and until it determines that further disclosure is appropriate or required based on then-current facts and circumstances.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability of the parties to satisfy closing conditions for the Ainsworth transaction, including receipt of required regulatory approvals, without unexpected delays or conditions; the ability to successfully integrate the acquired Ainsworth business in a timely and cost-effective manner; the ability to achieve cost efficiencies in the amounts and within the time frames currently anticipated and to effectively manage the related one-time costs; the ability of the Company to successfully complete a potential divestiture of its U.S. baking business in a timely and cost-effective manner; the ability to obtain required financing on a timely basis and on acceptable terms; the ability to maintain an investment grade credit rating; the ability to generate sufficient cash flow to meet deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the ability to implement and realize the full benefit of price changes that are intended to ultimately fully recover costs; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; and risks related to other factors described under “Risk Factors” in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company

For 120 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America. In consumer foods and beverages, its brands include Smucker’s®, Folgers®, Jif®, Dunkin’ Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick’s®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles ’n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC, and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin’ Donuts® coffee or other products for sale in Dunkin’ Donuts® restaurants.

Contacts:

The J. M. Smucker Company

(330) 682-3000

Investors:	Media:

Aaron Broholm	Maribeth Burns

Vice President, Investor Relations	Vice President, Corporate Communications